Exhibit 3.2

AMENDMENT TO

AMENDED AND RESTATED

BYLAWS

OF paltalk, INC.

Pursuant to Article NINTH of the Certificate of Incorporation, as amended, of Paltalk, Inc., a Delaware corporation (the “Corporation”), Article X, Section 10.4 of the Amended and Restated Bylaws of the Corporation (the “Bylaws”), and Section 109 of the General Corporation Law of the State of Delaware, on the date hereof, the Bylaws of the Corporation are hereby amended as follows:

Article I, Section 1.1 of the Bylaws is hereby deleted in its entirety and replaced with the following:

“Section 1.1 Name. The legal name of this corporation (hereinafter called the “Corporation”) is Intelligent Protection Management Corp.”

Additionally, all headings contained in the Bylaws are hereby amended to replace the words “PALTALK, INC.” with “INTELLIGENT PROTECTION MANAGEMENT CORP.” Except as modified and amended hereby, the Bylaws remain in full force and effect with no further amendment or modification.

Adopted and effective as of January 2, 2025.